EXHIBIT 99.1

For Immediate Release

Sunrise Telecom to Host Stockholder Day

Completes 2006 Filings

SAN JOSE, Calif., April 11, 2008 /PRNewswire-FirstCall/ — Sunrise Telecom (Pink Sheets: SRTI), a leader in test and measurement solutions for today’s telecom, wireless and cable networks, announced it will host a Stockholder Day on Wednesday, May 14, 2008 from 10:00am to 11:30am Pacific Time at its corporate headquarters. The event will feature presentations by Paul Marshall, Chief Executive Officer, and Richard Kent, Chief Financial Officer.

The company also announced it has filed its Form 10-K for the year ended December 31, 2006 with the Securities and Exchange Commission (the “SEC”).

A live webcast of the Stockholder Day can be accessed through the investor relations section of Sunrise Telecom’s website at http://admin.sunrisetelecom.com/presentations/05142008/index.html and a replay will be available for 30 days following the event.

About Sunrise Telecom

Sunrise Telecom develops and delivers high-quality communications test and measurement solutions for today’s telecom, cable and wireless networks. The Company’s robust portfolio of feature-rich, easy-to-use products enables service providers to deliver premium voice, video, data and next-generation digital multimedia services quickly, reliably, and cost-effectively. Based in San Jose, California, Sunrise Telecom distributes its products through a direct sales force and a global network of sales representatives and distributors. For more information, visit http://www.sunrisetelecom.com or email info@sunrisetelecom.com.

SOURCE Sunrise Telecom

CONTACT: Richard D. Kent, Chief Financial Officer of Sunrise Telecom, +1-408-363-8000, rkent@sunrisetelecom.com; or Investor Relations, Linda Rothemund of Market Street Partners, +1-415-445-3236, linda@marketstreetpartners.com, for Sunrise Telecom